Exhibit 99.1

Jeff Mandelbaum Joins Imerjn Board

LAS VEGAS, -- Xumanii (DBA Imerjn) (OTCQB:XUII), announced on May 29, 2014 that Jeffrey Mandelbaum has become a member of the Board of Directors of the Company. Jeff is an accomplished high technology executive who has played key executive management roles for more than 25 years.

As a consultant, Jeff has provided advisory services focused on strategy, sales and marketing management, business development, and corporate finance services for leading private equity investors and their portfolio companies including Warburg Pincus, Kleiner Perkins Caufield & Byers, Sigma Partners, Baker Capital, and Draper Atlantic.

Prior to becoming a consultant, Jeff was Vice President of Media Systems Sales for Real Networks, Vice President of worldwide sales at Commerce One, held several positions at Sybase, Inc. where he was a member of the initial management team. In his position as CEO and President of Sybase Financial Services, Inc. and was responsible for worldwide customer and partner financing. Under Jeff's leadership, Sybase Financial Services, Inc. closed over $900,000,000 in financing transactions between 1990 and 1996.

Jeff supports several philanthropic organizations and has served as a National Vice President of the Muscular Dystrophy Association. Jeff is a graduate of the Executive Program in Business Administration from the Columbia University Graduate School of Business.

Imerjn CEO, Adam Radly, said, "We are very fortunate to have Jeff join our board. His experience in helping small companies grow into big companies will be invaluable and I'm looking forward to working with him to build Imerjn."

Jeff Mandelbaum, said, "Imerjn has some very interesting technology and intellectual property and I'm looking forward to helping the team develop that technology further and grow the Company."

About Imerjn

Imerjn (XUII), formerly known as Xumanii International Holdings Corp is an early stage company that develops and sells mobile software and hardware solutions. For more information please visit the company website at: http://www.imerjn.com. Contact: Adam Radly, info@imerjn.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward-looking matters discussed in this news release are subject to certain risks and uncertainties which could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward-looking statements including, but not limited to, the Company's liquidity and the ability to obtain financing, the timing of regulatory approvals, uncertainties related to corporate partners or third-parties, product liability, the dependence on third parties for manufacturing and marketing, patent risk, copyright risk, competition, and the early stage of products being marketed or under development, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.